Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

OLIVIA VENTURES, INC., a Delaware corporation

COMPASS ACQUISITION LLC, a Delaware limited liability company

and

COMPASS THERAPEUTICS LLC, a Delaware limited liability company

and

BBV International Compass Inc.

Biomatics – Compass, Inc.

CHI II Blocker LLC

OrbiMed Private Investments V – KA (Blocker), Inc.

and

Eight Roads Investments (a Bermuda company)

Biomatics Capital Partners, L.P.

Cowen Healthcare Investments II LP and CHI EF II LP

OrbiMed Private Investments V – KA (Feeder), LP

June 17, 2020

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

EXHIBITS

Exhibit A	Amended and Restated Operating Agreement of the Company
Exhibit B	Form of Pre-Merger Indemnity Agreement
Exhibit C	Form of 2020 Equity Incentive Plan

Company Disclosure Schedules

-iv-

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

INTRODUCTION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of June 17, 2020, by and among OLIVIA VENTURES, INC., a Delaware corporation (the “Parent”), COMPASS ACQUISITION LLC, a Delaware limited liability company (the “Acquisition Subsidiary”), COMPASS THERAPEUTICS LLC, a Delaware limited liability company (the “Company”), BBV International Compass Inc., Biomatics – Compass, Inc., CHI II Blocker LLC and OrbiMed Private Investments V – KA (Blocker), Inc. (the “Blockers”), and Eight Roads Investments (a Bermuda company), Biomatics Capital Partners, L.P., and Cowen Healthcare Investments II LP, CHI EF II LP, and OrbiMed Private Investments V – KA (Feeder), LP (the “Blocker Holders”). The Parent, the Acquisition Subsidiary, the Company the Blockers and the Blocker Holders are each a “Party” and referred to collectively herein as the “Parties.”

RECITALS

WHEREAS, prior to the consummation of the transactions contemplated hereby, the following wholly owned Subsidiaries (as defined below) of Parent were formed: CHI II Blocker MergerSub, LLC, BBV International Compass MergerSub, Inc., Biomatics – Compass MergerSub, Inc., and OrbiMed Private Investments V – KA (Blocker) MergerSub, Inc. (each, a “Blocker Mergersub”), and the Acquisition Subsidiary;

WHEREAS, effective as of immediately prior to the Effective Time (as defined below), the Parties will effect the merger of each Blocker Mergersub with and into the applicable Blocker, as set forth in Schedule 1 hereto (each, a “Blocker Merger”), with the equity securities of each Blocker held by the applicable Blocker Holder converting solely into shares of Parent Common Stock (as defined below), in the amounts set forth in Schedule 1 hereto, with each Blocker continuing as the surviving entity in the applicable Blocker Merger and as a direct wholly owned Subsidiary of Parent (such transactions as contemplated on Schedule 1 hereto, being hereby ratified, approved and confirmed in all respects);

WHEREAS, this Agreement contemplates a merger of the Acquisition Subsidiary with and into the Company, with the Company remaining as the surviving entity after the merger (the “Merger”), whereby: (a) the members of the Company who are accredited investors as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (“Securities Act”) will receive Parent Common Stock in exchange for their membership units of the Company; (b) members of the Company who are not accredited investors as defined in Rule 501(a) of Regulation D promulgated under the Securities Act will receive Parent Common Stock (as defined below) in exchange for their membership units of the Company; and (c) certain specified members of the Company who are not accredited investors as defined in Rule 501(a) of Regulation D promulgated under the Securities Act will receive cash in exchange for their membership units of the Company;

WHEREAS, contemporaneously with the Merger, the Parent will complete a private placement offering (the “Private Placement Offering”) of a minimum of 5,000,000 shares of the Parent’s common stock, par value $0.0001 per share (the “Parent Common Stock”), at a purchase price of $5.00 per share (the “Purchase Price”), upon the terms and subject to the conditions of subscription agreements in a form reasonably acceptable to the Parent and the Company;

WHEREAS, as inducement to the Company’s willingness to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement by the Parties, certain stockholders of the Parent prior to the Merger have entered into forfeiture letters with the Parent (the “Forfeiture Letters”), to be effective only upon the Effective Time (as defined below), pursuant to which an aggregate of 4,000,000 shares of Parent Common Stock (the “Forfeited Shares”) will be forfeited and cancelled immediately prior to the Effective Time; and

WHEREAS, the Parties intend for (i) the Merger, together with the Blocker Mergers and the Private Placement Offering, to qualify as a transaction that is described in Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) each Blocker Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (iii) this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending legally to be bound, agree as follows:

Article I

THE MERGER

1.1 The Mergers. Upon and subject to the terms and conditions set forth in this Agreement: (a) at the applicable effective time of each Blocker Merger, the applicable Blocker Mergersub shall be merged with and into the applicable Blocker as set forth on Schedule 1, with the applicable Blocker being the surviving company in the applicable Blocker Merger (each Blocker, as the surviving corporation after the applicable Blocker Merger, is sometimes referred to herein as the “Surviving Blocker Company”) and a wholly owned subsidiary of Parent; and (b) the Acquisition Subsidiary shall merge with and into the Company at the Effective Time (as defined below). From and after the Effective Time, the separate existence of the Acquisition Subsidiary shall cease and the Company shall continue as the surviving limited liability company in the Merger (the “Surviving Company”). Each “Blocker Effective Time” shall be the time at which a certificate of merger, in proper form and duly executed, reflecting the applicable Blocker Merger (each, a “Blocker Certificate of Merger”) pursuant to Section 251 of the Delaware General Corporation Law (the “DGCL”) is filed with and accepted by the Secretary of State of the State of Delaware. The “Effective Time” shall be the time at which a certificate of merger in proper form and duly executed, reflecting the Merger (the “Certificate of Merger”) pursuant to Section 209 of the Limited Liability Company Act of the State of Delaware (the “DLLCA”) is filed with and accepted by the Secretary of State of the State of Delaware. The Blocker Mergers shall have the effects set forth herein and in the applicable provisions of the DGCL. The Merger shall have the effects set forth herein and in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at each Blocker Effective Time, except as provided herein, all the property, rights, privileges, powers and franchises of each Blocker and each Blocker Mergersub shall vest in the applicable Surviving Blocker Company, and all debts, liabilities and duties of each applicable Blocker and applicable Blocker Mergersub shall become the debts, liabilities and duties of the applicable Surviving Blocker Company. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as provided herein, all the property, rights, privileges, powers and franchises of the Company and the Acquisition Subsidiary shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Acquisition Subsidiary shall become the debts, liabilities and duties of the Surviving Company. The Parent, the Company, each Blocker, each Blocker Holder and each Blocker Mergersub, respectively, shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the applicable Blocker Merger in accordance with the DGCL at the applicable Blocker Effective Time. The Parent, the Company and the Acquisition Subsidiary, respectively, shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the DLLCA at the Effective Time. If at any time after any Blocker Effective Time or the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the applicable Surviving Blocker Company or the Surviving Company with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either the applicable Blocker, the applicable Blocker Mergersub, the Company or the Acquisition Subsidiary, the officers of the Surviving Blocker Company or Surviving Company, as applicable, are fully authorized in the name of Parties or otherwise to take, and shall take, all such lawful and necessary action.

1.2 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely, via electronic exchange of documents, simultaneous with the execution and delivery of this Agreement, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three Business Days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in ARTICLE V hereof (the “Closing Date”). As used in this Agreement, the term “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the state of New York are required or authorized by applicable law to close.

1.3 Actions at the Closing. At the Closing:

(a) the Company shall deliver to the Parent and the Acquisition Subsidiary the various certificates, instruments and documents to be delivered by the Company pursuant to Sections 6.1 and 6.2;

(b) each Blocker and Blocker Holder shall deliver to the Parent and the Blocker Mergersubs the various certificates, instruments and documents to be delivered by such Blocker or Blocker Holder pursuant to Section 6.2;

(c) the Parent and the Acquisition Subsidiary shall deliver to the Company the various certificates, instruments and documents to be delivered by the Parent and/or Acquisition Subsidiary pursuant to Sections 6.1 and 6.3;

(d) the Parent and each Blocker Mergersub shall deliver to each Blocker and Blocker Holder the various certificates, instruments and documents to be delivered by the Parent and/or Blocker Mergersub pursuant to Sections 6.1 and 6.3;

(e) the Surviving Company shall file the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DLLCA; and

(f) each Surviving Blocker Company shall file the applicable Blocker Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

1.4 Additional Actions. If at any time after the applicable Blocker Effective Time and the Effective Time a Surviving Blocker Company or the Surviving Company, as applicable, or Parent shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in such Surviving Blocker Company or the Surviving Company or Parent, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the applicable Blocker, Blocker Mergersub, the Company or the Acquisition Subsidiary or (b) otherwise to carry out the purposes of this Agreement, each Surviving Blocker Company, the Surviving Company, Parent and their respective officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable law) to execute and deliver, in the name and on behalf of either the applicable Blocker, applicable Surviving Blocker Company, the Company, Parent or the Acquisition Subsidiary, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the applicable Blocker, applicable Surviving Blocker Company, the Company, Parent or the Acquisition Subsidiary, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the applicable Blocker, applicable Surviving Blocker Company, the Company, Parent or the Acquisition Subsidiary, as applicable, and otherwise to carry out the purposes of this Agreement.

1.5 Conversion of Securities. At the applicable Blocker Effective Time or the Effective Time, as applicable, by virtue of the applicable Blocker Merger and the Merger, as applicable, and without any action on the part of any Party or the holder of any of the following securities:

(a) Subject to Section 1.6 and Section 1.7, at the Effective Time, each (i) Class A common limited liability company unit of the Company (“Company Class A Common Units”), (ii) Class C common limited liability company unit of the Company (“Company Class C Common Units”), (iii) Series A-1 preferred limited liability company unit of the Company (the “Company Series A-1 Preferred Units”), (iv) Series A-2 preferred limited liability company unit of the Company (the “Company Series A-2 Preferred Units”) (v) Series A-3 preferred limited liability company unit of the Company (the “Company Series A-3 Preferred Units”), (vi) Series A-4 preferred limited liability company unit of the Company (the “Company Series A-4 Preferred Units”), (vii) Series A-4B preferred limited liability company unit of the Company (the “Company Series A-4B Preferred Units”), and (viii) Series A-5 preferred limited liability company unit of the Company (the “Company Series A-5 Preferred Units,” and, together with the Series A-1 Preferred Units, the Series A-2 Preferred Units, the Series A-3 Preferred Units, the Series A-4 Preferred Units and the Series A-4B Preferred Units, the “Company Preferred Units”; the Company Preferred Units, together with the Company Class A Common Units and Company Class C Common Units, are referred to herein as the “Company Units”) issued and outstanding immediately prior to the Effective Time, after giving effect to the conversion of all Company Preferred Units into Class A Common Units of the Company, which will be effective as of immediately prior to the Effective Time, shall be converted into and represent the right to receive such number of shares of Parent Common Stock as is set forth on Schedule 1.5(a) hereto. An aggregate of 39,055,638 shares of Parent Common Stock, subject to adjustment as necessary due to rounding as set forth in Section 1.6, shall be issuable to the Company Unit holders of record outstanding immediately prior to the Effective Time (the “Company Unitholders”) in connection with the Merger and the Blocker Holders in connection with the Blocker Mergers. The shares of Parent Common Stock into which the Company Units are converted pursuant to this Section shall be referred to herein as the “Merger Shares.” The Merger Shares shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Common Stock or Company Units), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Units occurring or having a record date on or after the date hereof and prior to the Effective Time.

(b) After the Effective Time, the Parent shall deliver or cause to be delivered certificates (which, for all purposes in this Agreement, may be in book entry form) for the Merger Shares to each Company Unitholder entitled thereto pursuant to Section 1.5(a) and cash pursuant to Section 1.7(c) who shall have presented a certificate that immediately prior to the Effective Time represented Company Units to be converted into Merger Shares pursuant to this Section 1.5 or cash pursuant to Section 1.7(c), as applicable (the “Company Units Certificates”). If any Company Units Certificate shall have been lost, stolen or destroyed, the Parent may, in its sole discretion and as a condition to the issuance of any certificates representing Merger Shares, require the owner of such lost, stolen or destroyed Company Units Certificate to provide an appropriate affidavit with respect to such Company Units Certificate (without the requirement to post a bond).

(c) At the Effective Time, each issued and outstanding common limited liability company unit of the Acquisition Subsidiary shall be converted into one validly issued, fully paid and nonassessable common limited liability company unit of the Surviving Company.

(d) At the applicable Blocker Effective Time, each issued and outstanding equity interest of the applicable Blocker Mergersub shall be converted into validly issued, fully paid and nonassessable equity interests of the applicable Surviving Blocker Company, in each case, as set forth on Schedule 1.

(e) At the applicable Blocker Effective Time, each issued and outstanding equity interest of each Blocker shall be converted into validly issued, fully paid and nonassessable shares of Parent Common Stock, in each case, as set forth on Schedule 1. The shares of Parent Common Stock into which the outstanding equity interests of each Blocker are converted pursuant to this Section 1.5(e) shall be referred to herein as the “Blocker Merger Shares.”

1.6 Fractional Shares. No certificates or scrip representing fractional Merger Shares or Blocker Merger Shares shall be issued to Company Unitholders or any Blocker Holder on the surrender for exchange of Company Units or equity interests of a Blocker, and such Company Unitholders and Blocker Holders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Parent with respect to any fractional Merger Shares or Blocker Merger Shares issued to such Company Unitholders or Blocker Holders. In lieu of any fractional Merger Shares or Blocker Merger Share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to such fraction multiplied by the Purchase Price.

1.7 Specified Incentive Units; Out-of-the-Money Incentive Units; Specified Unaccredited Company Members.

(a) Subject to the terms of Section 1.7(d) and pursuant to Section 7 of those certain Common Unit Grant Agreements set forth on Schedule 1.7 (the “Specified Grant Agreements”), between the Company and specified members of the Company, the Board of Directors of the Company, in its sole discretion, determines that without any action on the part of any holder of Company Class A Common Units subject to a Specified Grant Agreement, the Company Class A Common Units subject to the Specified Grant Agreements shall be exchanged and converted into and represent the right to receive such number of shares of Parent Common Stock as is set forth on Schedule 1.5(a) hereto.

(b) Effective as of immediately prior to the Effective Time, all outstanding Company Class A Common Units with a Strike Price (as defined in the Company’s Fifth Amended and Restated Operating Agreement, dated as of June 27, 2018, as amended and as in effect immediately prior to the Effective Time (the “LLC Agreement”)) equal to One Dollar ($1.00) shall be cancelled without consideration effective as of immediately prior to the Effective Time.

(c) Effective as of immediately prior to the Effective Time, each outstanding Company Class A Common Unit not issued by the Company pursuant to a Specified Grant Agreement and held by members of the Company who are not accredited investors as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and who would otherwise receive shares of Parent Common Stock pursuant to Section 1.5(a) shall be converted into and represent the right to receive a cash amount equal to $0.73893009, reduced by any applicable strike price with respect to such Company Class A Common Unit.

(d) Subject to Section 1.7(b) and Section 1.7(c), each Incentive Unit (as defined in the LLC Agreement) that is outstanding as of immediately prior to the Effective Time (the “Cancelled Incentive Award”), shall in accordance with Section 1.5(a) or Section 1.7(a), as applicable, be exchanged and converted into shares of Parent Common Stock pursuant to Section 1.5(a) and Section 1.7(a), as applicable, and will have (x) the same vesting schedule as such Cancelled Incentive Award (including, for the avoidance of doubt, credit for any portion which had previously vested) as applied immediately prior to the Effective Time and (y) an equivalent economic value as such Cancelled Incentive Award.

1.8 Directors and Officers.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Acquisition Subsidiary, the Company or the holders of any equity of any of the foregoing, the manager(s) and officers of the Acquisition Subsidiary as of immediately prior to the Effective Time shall be the manager(s) and officers of the Surviving Company, each to hold office until the earlier of his/her resignation or removal or until his/her respective successors are duly appointed and qualified, as the case may be, and the Surviving Company and the Parent shall take any necessary actions (whether prior to, at or after the Effective Time) as shall be necessary or appropriate to effectuate or carry out the purpose of this Section 1.8(a). At the applicable Blocker Effective Time, by virtue of the applicable Blocker Merger and without any action on the part of the Parent, the applicable Blocker, the applicable Blocker Mergersub or the applicable Blocker Holder, the officers and directors of the applicable Blocker Mergersub as of immediately prior to the applicable Blocker Effective Time shall be the officers and directors of the applicable Surviving Blocker Company, in each case, as set forth on Schedule 1, each to hold office until the earlier of his/her resignation or removal or until his/her respective successors are duly appointed and qualified, as the case may be, and the applicable Surviving Blocker Company and the Parent shall take any necessary actions (whether prior to, at or after the applicable Blocker Effective Time) as shall be necessary or appropriate to effectuate or carry out the purpose of this Section 1.8(a).

(b) At or prior to the Closing, the Board of Directors of Parent shall, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, take the following action, to be effective upon the Effective Time: (i) elect to the Board of Directors of Parent the persons listed on Schedule 1.8(b)(i); and (ii) appoint as the officers of Parent those persons listed on Schedule 1.8(b)(ii), or, in either case with regard to clauses (i) and (ii), such other persons designated by the Company (including any replacement for a director of the Company immediately prior to the Closing who is either unwilling or unable to serve as a director of the Parent upon the Effective Time). All of the persons serving as directors of the Parent immediately prior to the Closing shall resign effective as of immediately prior to the Effective Time, and all of the persons serving as officers of the Parent immediately prior to the Closing shall resign effective as of immediately prior to the Effective Time. Subject to applicable law, Parent, with the assistance of the Company, has taken or shall take all action reasonably requested by the Company, but consistent with the certificate of incorporation and bylaws of Parent, that is reasonably necessary to effect any such election or appointment of the designees of the Company to the Parent’s Board of Directors, including mailing to the Parent’s stockholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder at least 10 days prior to the Effective Time. The Company has supplied the Parent all information with respect to it and its nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1.

(c) The provisions of this Section 1.8 are in addition to and shall not limit any rights which the Company or any of its Affiliates may have as a holder or beneficial owner of shares of capital stock of the Parent as a matter of law with respect to the election of directors or otherwise. The newly-appointed directors and officers of the Parent shall hold office for the term specified in, and subject to the provisions contained in, the certificate of incorporation and bylaws of the Parent and applicable law.

1.9 Operating Agreement; Organizational Documents. Each Surviving Blocker Company, the Surviving Company or the Parent may make any necessary filings in the State of Delaware as shall be necessary or appropriate to effectuate or carry out fully the purpose of this Section 1.9:

(a) the operating agreement of the Company will be amended and restated at the Effective Time to read in its entirety as set forth on Exhibit A hereto, and, as so amended and restated, will be the operating agreement of the Surviving Company until thereafter amended as provided by Delaware law and such operating agreement;

(b) the certificate of incorporation of the Parent in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Parent until duly amended or repealed;

(c) the bylaws of the Parent in effect immediately prior to the Effective Time shall be the bylaws of the Parent until duly amended or repealed; and

(d) the certificate of incorporation, bylaws or other organizational documents of each Blocker Mergersub in effect immediately prior to the applicable Blocker Effective Time shall be the certificate of incorporation, bylaws or other organizational documents of each Surviving Blocker Company until duly amended or repealed.

1.10 No Further Rights. From and after the Effective Time, no Company Units shall be deemed to be outstanding, and holders of Company Units, certificated or uncertificated, shall cease to have any rights with respect thereto, except as provided herein or by applicable law, other than the right to receive Parent Common Stock in connection with the Merger.

1.11 Closing of Transfer Books. At the Effective Time, the unit transfer books of the Company shall be closed and no transfer of Company Units shall thereafter be made. If, after the Effective Time, Company Units Certificates are presented to the Parent or the Surviving Company, they shall be cancelled and exchanged for Merger Shares in accordance with Section 1.5.

1.12 Exemption from Registration; Rule 144; Rule 701.

(a) Parent and the Company intend that the shares of Parent Common Stock to be issued pursuant to Sections 1.5, will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated by the United States Securities and Exchange Commission (the “SEC”) thereunder, Regulation S promulgated by the SEC and/or Rule 701 of the Securities Act and that all recipients of such shares of Parent Common Stock either (i) shall be “accredited investors” or not “U.S. Persons” as such terms are defined in Regulation D and Regulation S, respectively, or (ii) within the meaning of Rule 701 of the Securities Act, were employees or directors of the Company, its parent or its majority-owned subsidiaries or were consultants who were natural persons and who provided bona fide services to the Company, its parent or its majority-owned subsidiaries (provided that such services were not in connection with the offer or sale of securities in a capital raising transaction and did not directly or indirectly promote or maintain a market for the Company’s securities), and, in each case, who received Parent Common Stock pursuant to a compensatory benefit plan, or are family members of employees, directors or consultants who acquired such securities by gift or domestic relations orders, or (iii) persons other than those described in the foregoing clauses (i) or (ii), provided that the number of such persons described in this clause (iii) shall not exceed thirty-five (35). The shares of Parent Common Stock to be issued pursuant to Section 1.5 hereof, will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (A) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (B) an exemption from such registration exists and either the Parent receives an opinion of counsel to the holder of such securities, which counsel and opinion are satisfactory to the Parent, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws, or the holder complies with the requirements of Regulation S, if applicable; and the certificates (or book-entry security entitlements) representing such shares of Parent Common Stock will bear an appropriate legend and restriction on the books of the Parent or its transfer agent to that effect.

(b) The Parent is a “shell company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company acknowledges that pursuant to Rule 144(i), securities issued by a former shell company (such as the Merger Shares of Blocker Merger Shares) that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after the Parent (i) is no longer a shell company; and (ii) has filed current “Form 10 information” (as defined in Rule 144(i)) with the SEC reflecting that it is no longer a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, the Parent is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports. As a result, the restrictive legends on certificates for the Merger Shares and Blocker Merger Shares cannot be removed except in connection with an actual sale meeting the foregoing requirements or pursuant to an effective registration statement.

1.13 Certain Tax Matters. Each of the Parties shall use its reasonable best efforts to cause the transactions contemplated hereby to qualify for the Intended Tax Treatment. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries and affiliates not to) take any action, or fail to take any action, that could reasonably be expected to cause transactions contemplated hereby to fail to qualify for the Intended Tax Treatment. The Parties intend to report and, except to the extent otherwise required by a “final determination” within the meaning of Section 1313(a) of the Code, shall report (including, without limitation, on all applicable United States, state, local or foreign government reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes (collectively, “Tax Returns”) and in connection with any Tax audit), for all tax purposes, transactions contemplated hereby in accordance with the Intended Tax Treatment. For purposes of this Agreement, “Taxes” means all taxes or levies or other similar assessments or liabilities in the nature of a tax, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

1.14 Withholding. Parent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable or transferrable pursuant to this Agreement such amounts as are required to be deduced and withheld under applicable Tax law. To the extent that amounts are so withheld and timely remitted to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, form or other documents to reduce or eliminate any such deduction or withholding).

Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the Disclosure Schedule delivered to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), or (ii) as disclosed in the substantially complete draft of the Super 8-K (but excluding any disclosures (whether contained under the heading “Risk Factors,” in any “forward-looking statements” disclaimer or in any other section) to the extent they are cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent, as of the Closing, the following:

2.1 Organization, Qualification and Corporate Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite limited liability company power to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign limited liability company to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have any material adverse effect on the business, properties, assets, liabilities (taken together), operations or financial condition, results of operations or future prospects of the Company and its Subsidiaries taken as a whole provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to have a “Company Material Adverse Effect”: (i) general financial, credit, capital market or regulatory conditions or any changes therein (provided, however, that such effects do not affect the Company and its Subsidiaries taken as a whole disproportionately as compared to the Company’s competitors), (ii) any effects alone or in combination that arise out of, or result from, directly or indirectly from the announcement, pendency, execution or performance of this Agreement, the transactions contemplated hereby or any action contemplated by this Agreement, (iii) acts of God, war (whether or not declared), disease, including the COVID 19 pandemic, the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions, (iv) any matter disclosed in the Company Disclosure Schedule or the Super 8-K (excluding any disclosures (whether contained under the heading “Risk Factors,” in any “forward-looking statements” disclaimer or in any other section) to the extent they are cautionary, predictive or forward-looking in nature); (v) any failure by the Company or its subsidiaries to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect (except to the extent such facts are otherwise excluded from being taken into account by this proviso)), (vi) changes affecting the industry generally in which the Company or its subsidiaries operates (provided, however, that such changes do not affect the Company or its subsidiaries disproportionately as compared to the Company’s competitors), or (vii) changes in law or GAAP (a “Company Material Adverse Effect”).

2.2 Authorization, Enforcement, Compliance with Other Instruments. (i) The Company has the requisite limited liability company power and authority to enter into and perform its obligations under this Agreement and the agreements contemplated hereby and thereby (collectively, the “Transaction Documents”), in accordance with the terms hereof and thereof; (ii) the execution and delivery by the Company of each of the Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the consummation of the Merger, have been duly authorized by the Company’s Board of Directors, and no further consent or authorization is required by the Company, its Board of Directors or its stockholders; (iii) each of the Transaction Documents have been duly executed and delivered by the Company; and (iv) each of the Transaction Documents constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies and, with respect to any rights to indemnity or contribution contained in the Transaction Documents, as such rights may be limited by state or federal laws or public policy underlying such laws.

2.3 Capitalization. As of the date hereof, the authorized capital of the Company consists of (A) 298,748,768 Company Common Units, of which 294,239,018 authorized Company Common Units are designated as Company Class A Common Units, and 4,509,750 authorized Company Common Units are designated as Company Class C Common Units, and (B) 207,164,404 Company Preferred Units, of which 64,704,832 authorized Company Preferred Units are designated as Company Series A-1 Preferred Units, 36,782,734 authorized Company Preferred Units are designated as Company Series A-2 Preferred Units, 23,467,151 authorized Company Preferred Units are designated as Company Series A-3 Preferred Units, 15,253,415 authorized Company Preferred Units are designated as Company Series A-4 Preferred Units, 22,216,583 authorized Company Preferred Units are designated as Company Series A-4B Preferred Units and 44,739,689 authorized Company Preferred Units are designated as Company Series A-5 Preferred Units. As of the date of this Agreement, and without giving effect to the transactions contemplated by this Agreement, 93,170,805 Company Class A Common Units, 4,509,750 Company Class C Common Units, 64,704,832 Company Series A-1 Preferred Units, 36,782,734 Company Series A-2 Preferred Units, 23,467,151 Company Series A-3 Preferred Units, 15,253,415 Company Series A-4 Preferred Units, 22,216,583 Company Series A-4B Preferred Units, 44,739,689 Company Series A-5 Preferred Units are issued and outstanding, and no Company Units are held in the treasury of the Company. As of the date of this Agreement and as of immediately prior to the Effective Time, there are and will be outstanding warrants to purchase Company Units as set forth on Section 2.3 of the Company Disclosure Schedule. As of the date of this Agreement and as of immediately prior to the Effective Time, there are and will be no Company Units issuable upon the conversion of any promissory notes issued by the Company. Section 2.3 of the Company Disclosure Schedule sets forth a complete and accurate list of all members of the Company, indicating the number and class of Company Units held by each member. All of the issued and outstanding Company Units are duly authorized, validly issued, fully paid, nonassessable and, effective as of the Effective Time, free of all preemptive rights, and have been or will be issued in accordance with applicable laws, including but not limited to, the Securities Act. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Other than as listed in Section 2.3 of the Company Disclosure Schedule, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co- sale rights or “drag-along” rights) of any securities of the Company. All of the issued and outstanding Company Units were issued in compliance with applicable securities laws.

2.4 Non-contravention. The execution, delivery and performance of each of the Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby including consummation of the Merger in accordance with this Agreement will not (i) result in a violation of the operating agreement (or equivalent constitutive document) of the Company or any of its subsidiaries or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any contract, agreement, mortgage, indebtedness, indenture or instrument to which the Company or any subsidiary is a party, except for those which would not reasonably be expected to have a Company Material Adverse Effect, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws and regulations) applicable to the Company or any subsidiary or by which any property or asset of the Company or any subsidiary is bound or affected, except for those which would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any subsidiary is in violation of or in default under, any provision of its operating agreement or any other constitutive documents. Neither the Company nor any subsidiary is in violation of any term of or in default under any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or any subsidiary, which violation or breach has had or would reasonably be expected to have a Company Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws, neither the Company nor any of its subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement or the other Transaction Documents in accordance with the terms hereof or thereof, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State, and (ii) the filing of a Notice of Exempt Offering of Securities on Form D with the SEC under Regulation D. All consents, authorizations, orders, filings and registrations which the Company or any of its Subsidiaries is required to obtain pursuant to the preceding sentence have been or will be obtained or effected on or prior to the Closing.

2.5 Subsidiaries.

(a) Section 2.5(a) of the Company Disclosure Schedule sets forth: (i) the name of each Company Subsidiary; (ii) the number and type of outstanding equity securities of each Company Subsidiary and a list of the holders thereof; and (iii) the jurisdiction of organization of each Company Subsidiary. For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein; a “Company Subsidiary” is a Subsidiary of the Company.

(b) Each Company Subsidiary is an entity duly organized, validly existing and in corporate and Tax good standing under the laws of the jurisdiction of its incorporation, except as would not reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified to conduct business and is in corporate and Tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires qualification to do business, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. No Company Subsidiary is in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding equity securities of each Company Subsidiary (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) are held of record and beneficially by either the Company or any other Company Subsidiary and (iii) are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state or other applicable securities laws), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. Except as set forth in Section 2.5(b) of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Company Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any equity securities of any Company Subsidiary.

(c) Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Company Subsidiary.

2.6 Compliance with Laws. The Company:

(a) and the conduct and operations of its business, are in compliance with each law applicable to the Company or any of its properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b) has complied with all federal and state securities laws and regulations, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(c) has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation or, within the past two years, the subject of any threat of material litigation; and

(d) is not and has not, and to the knowledge of the Company, the officers and directors of the Company are not and have not in their capacity as an officer or director of the Company, as applicable, been the subject of any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person or alleging a violation of securities laws.

2.7 Super 8-K. The information regarding the Company included in the Super 8-K shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. The information regarding the Company included in the Super 8-K, including any financial statements, schedules or exhibits included or incorporated by reference therein, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.8 Contracts. Each Material Contract (as defined below) of the Company is a legal, valid, binding and enforceable obligation of the Company and in full force and effect, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity whether applied in a court of law or a court of equity. Neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any Material Contract, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such Material Contract, except for any breach, violation or default that has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Section 2.8, a “Material Contract” is a material contract as defined by Item 601(b)(10) of Regulation S-K.

2.9 Litigation. As of the date of this Agreement, except as set forth on the Company Disclosure Schedule to the knowledge of the Company, there is no action, suit, claim, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation before or by any court, public board, governmental or administrative agency, self-regulatory organization, arbitrator, regulatory authority, stock market, stock exchange or trading facility (an “Action”) now pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries or any of their respective officers or directors, which would be reasonably likely to (i) adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the other Transaction Documents, or (ii) have a Company Material Adverse Effect. For the purpose of this Agreement, the knowledge of the Company means the actual knowledge of the officers of the Company (for the avoidance of doubt, immediately prior to the Effective Time). Neither the Company nor any of its Subsidiaries is subject to any judgment, decree, or order which has had, or would reasonably be expected to have a Company Material Adverse Effect.

2.10 Brokers’ Fees. Other than as set forth on Section 2.10 of the Company Disclosure Schedule, the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.11 Books and Records. The minute books and other similar records of the Company made available to the Parent contain, in all material respects, complete and accurate records of all material actions taken at any meetings of the Company’s members, board of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meetings.

Article III

REPRESENTATIONS AND WARRANTIES OF THE PARENT, EACH BLOCKER MERGERSUB AND THE ACQUISITION SUBSIDIARY

The Parent represents and warrants to the Company that the statements contained in this ARTICLE III are true and correct, except as set forth in the disclosure schedule provided by the Parent to the Company on the date hereof (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ARTICLE III; and to the extent that it is reasonably apparent from the context thereof that such disclosure also applies to any other numbered paragraph contained in this ARTICLE III, the disclosures in any numbered paragraph of the Parent Disclosure Schedule shall qualify such other corresponding numbered paragraph in this ARTICLE III. For purposes of this ARTICLE III, the phrase “to the knowledge of the Parent” or any phrase of similar import shall be deemed to refer to the actual knowledge of any director or executive officer of the Parent as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of directors and key employees of the Parent and the accountants and attorneys of the Parent.

3.1 Organization, Qualification and Corporate Power. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each Blocker Mergersub and the Acquisition Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Parent is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (as defined below). The Parent has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Parent has furnished or made available to the Company complete and accurate copies of its certificate or articles of incorporation and bylaws. Neither the Parent, any Blocker Mergersub nor the Acquisition Subsidiary is in default under or in violation of any provision of its certificate or articles of incorporation, as amended to date, its bylaws, as amended to date, or any mortgage, indenture, lease, license or any other agreement or instrument referred to in Sections 3.15 or 3.16, except where such default or violation would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means a material adverse effect on the assets, business, financial condition, or results of operations of the Parent and its Subsidiaries, taken as a whole; provided, that, in no event shall any effects (whether alone or in combination) resulting from or arising in connection with any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (a) conditions generally affecting the industries in which the Parent participates or the U.S. or global economy or capital markets as a whole; (b) any failure by the Parent to meet internal projections or forecasts or revenue or earnings predictions; (c) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (d) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (e) any changes (after the date of this Agreement) in GAAP, other applicable accounting rules or applicable law, or changes or developments in political, regulatory or legislative conditions, or (f) the taking of any action required by this Agreement.

3.2 Capitalization. As of immediately prior to the Effective Time, after giving effect to the forfeiture and cancellation of the Forfeited Shares, but prior to giving effect to the issuance of the Merger Shares, the Blocker Merger Shares or the shares to be issued in the Private Placement Offering, the authorized capital stock of the Parent will consist of 300,000,000 shares of Parent Common Stock, $0.0001 par value per share, of which 1,000,000 shares will be issued and outstanding (the “Pre-Merger Shares”), and 10,000,000 shares of preferred stock, $0.0001 par value per share, of which no shares will be outstanding. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive, anti-dilution and similar rights and have been issued in accordance with applicable laws, including, but not limited to, the Securities Act. Except in connection with the Private Placement Offering, or as expressly contemplated by the Transaction Documents, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent is a party or which are binding upon the Parent providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent. Except in connection with the Private Placement Offering or as contemplated by the Transaction Documents, there are no agreements to which the Parent is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent. There are no agreements among other parties, to which the Parent is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co- sale rights or “drag-along” rights) of any securities of the Parent. All of the issued and outstanding shares of Parent Common Stock were issued in compliance with applicable federal and state securities laws. The Merger Shares to be issued at the Closing pursuant to Section 1.5 hereof, when issued and delivered in accordance with the terms hereof and of the Certificate of Merger, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws.

3.3 Authorization of Transaction. Each of the Parent, each Blocker Mergersub and the Acquisition Subsidiary has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and under the Transaction Documents. The execution and delivery by the Parent, each Blocker Mergersub and the Acquisition Subsidiary of this Agreement and the Transaction Documents to which any of them are a party, and the consummation by the Parent, each Blocker Mergersub and the Acquisition Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Parent, each Blocker Mergersub and the Acquisition Subsidiary, respectively. Each of the documents included in the Transaction Documents has been duly and validly executed and delivered by the Parent, each Blocker Mergersub and the Acquisition Subsidiary, as the case may be (to the extent a party thereof), and, assuming it is a valid and binding obligation of the Company, each Blocker and each Blocker Holder (to the extent a party thereto), and constitutes a valid and binding obligation of the Parent, each Blocker Mergersub or the Acquisition Subsidiary, as the case may be, enforceable against them in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

3.4 Noncontravention. Subject to the filing of each Blocker Certificate of Merger as required by the DGCL and the Certificate of Merger as required by the DLLCA, neither the execution and delivery by the Parent, each Blocker Mergersub or the Acquisition Subsidiary, as the case may be, of this Agreement or the Transaction Documents to which it is a party, nor the consummation by the Parent, each Blocker Mergersub or the Acquisition Subsidiary, as the case may be, of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the organizational documents or bylaws of the Parent, each Blocker Mergersub or the Acquisition Subsidiary, as the case may be, (b) require on the part of the Parent, each Blocker Mergersub or the Acquisition Subsidiary, as the case may be, any filing with, or permit, authorization, consent or approval of, any governmental entity, other than filing of Form D with the SEC and any applicable state securities filings with respect to the offering of the Merger Shares and Blocker Merger Shares, which will be completed by Parent following the Effective Time, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Parent, any Blocker Mergersub or the Acquisition Subsidiary, as the case may be, is a party or by which either is bound or to which any of their assets are subject, except, in the case of the foregoing clauses (b) and (c), for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any security interest upon any assets of the Parent, any Blocker Mergersub or the Acquisition Subsidiary or (e) violate any laws applicable to the Parent, any Blocker Mergersub or the Acquisition Subsidiary, except, in the case of the foregoing clause (e), such violations that would not reasonably be expected to have a Parent Material Adverse Effect.

3.5 Subsidiaries.

(a) The Parent has no subsidiaries, nor does it have any direct or indirect interest in any Subsidiary other than the Blocker Mergersubs and the Acquisition Subsidiary. Each Blocker Mergersub and the Acquisition Subsidiary is an entity duly organized, validly existing and in corporate and Tax good standing under the laws of the jurisdiction of its organization. Each Blocker Mergersub and the Acquisition Subsidiary was formed solely to effectuate the applicable Blocker Merger and the Merger and has not conducted any business operations since its organization. The Parent has delivered or made available to the Company complete and accurate copies of the charter, bylaws or other organizational documents of each Blocker Mergersub and the Acquisition Subsidiary. Neither any Blocker Mergersub nor the Acquisition Subsidiary has any assets other than minimal paid-in capital, has no liabilities or other obligations, and is not in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of each Blocker Mergersub and the Acquisition Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Blocker Mergersub and the Acquisition Subsidiary are owned by the Parent free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent, any Blocker Mergersub or the Acquisition Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of the Parent, any Blocker Mergersub or the Acquisition Subsidiary (except as contemplated by this Agreement). There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Blocker Mergersub or the Acquisition Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock or other equity of any Blocker Mergersub or of the Acquisition Subsidiary.

(b) At all times from March 20, 2018 (inception) through the date of this Agreement, the business and operations of the Parent have been conducted exclusively through the Parent.

(c) The Parent does not control directly or indirectly or have any direct or indirect participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.

3.6 SEC Reports and Prior Registration Statement Matters. Since the filing of the Parent’s Registration Statement on Form 10 on May 30, 2018 (the “Parent Form 10”), the Parent has timely filed (or has been deemed to have timely filed pursuant to Rule 12b-25 under the Exchange Act) all reports, forms and documents that it was required to file with the SEC pursuant to the Exchange Act (together with the Parent Form 10, the “Parent Previous Filings”). The Parent shall notify the Company immediately and in writing of the filing of any additional forms, reports or documents with the SEC by the Parent after the date hereof and prior to the Effective Time, provided that Company is aware that the Parent will timely file a Current Report on Form 8-K with respect to the execution and delivery of this Agreement (together with the Parent Previous Filings, the “Parent SEC Filings”). The Parent has timely filed (or has been deemed to have timely filed pursuant to Rule 12b-25 under the Exchange Act) and made publicly available on the SEC’s EDGAR system, and the Company may rely upon, all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act and (ii) Section 906 of the Sarbanes Oxley Act of 2002 with respect to any documents filed with the SEC. The Parent is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Parent SEC Filings complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the Parent SEC Filings. As of their respective dates, the Parent SEC Filings, including any financial statements, schedules or exhibits included or incorporated by reference therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Parent is required to file or furnish any forms, reports or other documents with the SEC. No order suspending the effectiveness of any registration statement of the Parent under the Securities Act or the Exchange Act has been issued by the SEC and, to the Parent’s knowledge, no proceedings for that purpose have been initiated or threatened by the SEC. Since the most recent filing of such certifications and statements, there have been no significant changes in the Parent’s internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act), or in other factors that could significantly affect its disclosure controls and procedures. The Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 under the Exchange Act) and such controls and procedures are effective in ensuring that material information relating to the Parent, including its subsidiaries, is made known to the principal executive officer and the principal financial officer.

3.7 Compliance with Laws. Each of the Parent and its Subsidiaries:

(a) and the conduct and operations of their respective businesses, are in compliance in all material respects with each law applicable to the Parent, any Subsidiary of the Parent or any of their properties or assets;

(b) has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, and all prior issuances of its securities have been either registered under the Securities Act or exempt from registration;

(c) has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation or, within the past three years, the subject of any threat of material litigation;

(d) has not, and the past and present officers, directors and Affiliates of the Parent have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that the Parent or any of its officers, directors or Affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

(e) is not and has not, and the past and present officers, directors and Affiliates of the Parent are not and have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that the Parent or any of its officers, directors or Affiliates are the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person or alleging a violation of securities laws;

(f) except as set forth in Section 3.7(f) of the Parent Disclosure Schedule, does not and will not on the Closing, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, exclusive of professional fees and expenses related to the Merger and Private Placement Offering transactions, including brokers’ fees, and is not a party to any executory agreements; and

(g) is not a “blank check company” as such term is defined by Rule 419 of the Securities Act, except for Parent which is a “blank check company.”

3.8 Financial Statements. The audited financial statements and unaudited interim financial statements of the Parent included in the Parent SEC Filings (collectively, the “Parent Financial Statements”) (a) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (c) fairly present in all material respects the financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein, and (d) are consistent in all material respects with the books and records of the Parent. There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

3.9 Absence of Certain Changes. Since the date of the most recent balance sheet contained in a Parent SEC Filing, Parent has conducted its business only in the ordinary course consistent with past practice, and there has not occurred or been entered into, as the case may be, any (a) event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Parent Material Adverse Effect, (b) event that would reasonably be expected to prevent or materially delay the performance of the Parent’s obligations pursuant to this Agreement, (c) material change by the Parent in its accounting methods, principles or practices, (d) declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of the Parent or any redemption, purchase or other acquisition of any of the Parent’s securities, (e) increase in the compensation or benefits payable or to become payable to any officers or directors of the Parent, any Blocker Mergersub or the Acquisition Subsidiary or establishment or modification of any compensatory plan of the Parent, (f) issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by the Parent, (g) amendment to the certificate of incorporation or bylaws of the Parent, (h) capital expenditures by the Parent, purchase, sale, assignment or transfer of any material assets by the Parent, mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of the Parent, except for liens for Taxes not yet due and such other liens, encumbrances, restrictions or charges, or cancellation, compromise, release or waiver by the Parent of any rights of material value or any material debts or claims, (i) incurrence by the Parent of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice (which liabilities are not material, individually or in the aggregate), (j) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of the Parent, (k) entry by the Parent into any agreement, contract, lease or license, (l) acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which the Parent is a party or by which it is bound, (m) entry by the Parent into any loan or other transaction with any officers, directors or employees of the Parent, (n) charitable or other capital contribution by the Parent or pledge therefore, (o) entry by the Parent into any transaction of a material nature, or (p) negotiation or agreement by the Parent to do any of the things described in the preceding clauses (a) through (o), other than activities in connection with the transactions contemplated by this Agreement.

3.10 Undisclosed Liabilities. None of the Parent and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the most recent balance sheet contained in a Parent SEC Filing, (b) liabilities which have arisen since the date of the most recent balance sheet contained in a Parent SEC Filing in the ordinary course of business which do not exceed $25,000 in the aggregate and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

3.11 Off-Balance Sheet Arrangements. Neither the Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Parent and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Parent or any of its Subsidiaries in the Parent’s or such Subsidiary’s published financial statements or other Parent SEC Filings.

3.12 Tax Matters.

(a) Each of the Parent and its Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither the Parent nor any of its Subsidiaries is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the Parent was the common parent. Each of the Parent and its Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Parent and its Subsidiaries for tax periods through the date of the balance sheet contained in the most recent Parent SEC Filing do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on such balance sheet. Neither the Parent nor any of its Subsidiaries has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Parent or any of its Subsidiaries during a prior period) other than the Parent and its Subsidiaries. All Taxes that the Parent or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Parent or its Subsidiaries.

(b) The Parent has delivered or made available to the Company complete and accurate copies of all federal and state income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Parent or any of its Subsidiaries since March 20, 2018 (the Parent’s inception). No examination or audit of any Tax Return of the Parent or any of its Subsidiaries by any governmental entity is currently in progress or, to the knowledge of the Parent, threatened or contemplated. Neither the Parent nor any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that the Parent or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither the Parent nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c) Neither the Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, including any adjustment pursuant to Code Sections 481 or 263A (or any corresponding or similar provision of state, local or foreign law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including, without limitation, pursuant to Sections 455 or 456 of the Code, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34, 2004-33 I.R.B. 991) received on or prior to the Closing Date; (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax law); (vii) election made under Section 108(i) of the Code prior to the Closing or (viii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company from any period ending on or before the Closing Date to any period ending after such date.

(d) Neither the Parent nor any of its Subsidiaries has participated in any “listed transaction,” as defined in Section 6706A(c)(2) of the Code and Treasury Regulations Sections 1.6011- 4(b)(2).

(e) Neither the Parent nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement that could reasonably be expected to prevent the Merger, together with the Blocker Mergers and the Private Placement Offering, from qualifying for the Intended Tax Treatment. To the knowledge of Parent, no facts or circumstances exist that could reasonably be expected to prevent the Merger, together with the Blocker Mergers and the Private Placement Offering, from qualifying for the Intended Tax Treatment.

3.13 Assets. Each of the Parent, each Blocker Mergersub and the Acquisition Subsidiary owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of the Parent, any Blocker Mergersub or the Acquisition Subsidiary (tangible or intangible) is subject to any security interest.

3.14 Real Property. Neither the Parent nor any of its Subsidiaries owns, leases or uses any real property, nor have they ever owned, leased or used any real property.

3.15 Contracts. Except for this Agreement, the agreements to be executed by the Parent that are included as exhibits to this Agreement or such agreements that comprise the Transaction Documents, the agreements filed as exhibits to the Parent SEC Filings, and the agreements set forth on Section 3.15 of the Parent Disclosure Schedule, the Parent is not a party to any contract, agreement, arrangement or other understanding, whether written or oral, which is currently in effect. All agreements or commitments set forth on Section 3.15 of the Parent Disclosure Schedule shall either be cancelled or satisfied at the Effective Time except for outstanding liabilities set forth in Section 3.7(f) of the Parent Disclosure Schedule.

3.16 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Parent or any of its Subsidiaries.

3.17 Insurance. The Parent does not own or maintain any insurance policies, nor is any insurance necessary for the operation of its business.

3.18 Litigation. As of the date of this Agreement, there is no legal proceeding which is pending or, to the Parent’s knowledge, threatened against the Parent or any Subsidiary of the Parent and there is no reasonable basis for any proceeding, claim, action or governmental investigation directly or indirectly involving the Parent, any Blocker Mergersub, the Acquisition Subsidiary, or the Parent’s officers, directors or employees, in their capacities as such, individually or in the aggregate. Neither the Parent, any Blocker Mergersub nor Acquisition Subsidiary are party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

3.19 Employees.

(a) Other than the sole officer of the Parent, the Parent and the Subsidiaries of the Parent have no employees.

(b) Neither the Parent nor any of its Subsidiaries is or ever has been a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. There has been no organizational effort made or, to the knowledge of the Parent, threatened, either currently or since the date of organization of the Parent, by or on behalf of any labor union with respect to the service providers of the Parent or any of its Subsidiaries. Each individual providing services to the Parent or any of its Subsidiaries has been properly classified as an employee or a non- employee service provider with respect to each such entity for all purposes under applicable law. No current or former employee, consultant or director of the Parent, any Blocker Mergersub or the Acquisition Subsidiary owes any indebtedness to the Parent, any Blocker Mergersub, the Acquisition Subsidiary or their Affiliates, nor does the Parent, any Blocker Mergersub, the Acquisition Subsidiary or their Affiliates owe any indebtedness to any current or former employee, consultant or director of the Parent, any Blocker Mergersub or the Acquisition Subsidiary, other than in connection with the Parent’s obligations under that certain Promissory Note, by and between the Parent and Mark Tompkins, dated as of March 22, 2018.

3.20 Employee Benefits. Neither the Parent nor any of its Subsidiaries or ERISA Affiliates maintains, sponsors or contributes to or in the past has maintained, sponsored or contributed to any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not ERISA applies to the arrangement) or multiemployer plan (each capitalized term in this sentence as defined in Section 4001(a)(3) of ERISA). Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, individually or in the aggregate, (a) result in any payment becoming due to any officer, employee, consultant or director of the Parent, any Blocker Mergersub or the Acquisition Subsidiary, (b) increase or modify any benefits otherwise payable by the Parent, any Blocker Mergersub or the Acquisition Subsidiary to any employee, consultant or director of the Parent, any Blocker Mergersub or the Acquisition Subsidiary, or (c) result in the acceleration of time of payment or vesting of any such benefits.

3.21 Environmental Matters.

(a) Each of the Parent and its Subsidiaries has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. There is no pending or, to the knowledge of the Parent, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any governmental entity, relating to any Environmental Law involving the Parent or any of its Subsidiaries, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The Parent has no environmental reports, investigations or audits relating to premises currently or previously owned or operated by the Parent or any of its Subsidiaries (whether conducted by or on behalf of the Parent or its Subsidiaries or a third party, and whether done at the initiative of the Parent or any of its Subsidiaries or directed by a governmental entity or other third party) which were issued or conducted during the past five years and which the Parent has possession of or access to.

(c) To the knowledge of the Parent, there is no material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Parent or any of its Subsidiaries.

(d) For purposes of this Agreement, “Environmental Law” means any Law relating to the environment, including without limitation any Law pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) the reclamation of mines; (viii) health and safety of employees and other persons; and (ix) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

3.22 Permits. Parent has no licenses, permits and certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety), and none are necessary to its operations and business.

3.23 Certain Business Relationships with Affiliates. No Affiliate of the Parent or of any of its Subsidiaries (a) owns any property or right, tangible or intangible, which is used in the business of the Parent or any of its Subsidiaries, (b) has any claim or cause of action against the Parent or any of its Subsidiaries, or (c) owes any money to, or is owed any money by, the Parent or any of its Subsidiaries except as disclosed in the Parent SEC Filings.

3.24 Reorganization. Parent conducts no activities other than activities related to maintaining its legal and/or corporate existence, its status as a “shell company” as defined in Rule 12b-2 under the Exchange Act and holding the capital stock of each Blocker Mergersub and Acquisition Subsidiary and any related accounting, legal, financial, administrative, tax and other similar activities related to such matters.

3.25 Brokers’ Fees. Except as listed on Section 3.25 of the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.26 Disclosure. No representation or warranty by the Parent, any Blocker Mergersub or the Acquisition Subsidiary contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of the Parent, any Blocker Mergersub or the Acquisition Subsidiary pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Parent has disclosed to the Company all material information relating to the business of the Parent or any of its Subsidiaries or the transactions contemplated by this Agreement.

3.27 Interested Party Transactions. To the knowledge of the Parent, no officer, director or stockholder of the Parent or any “affiliate” (as such term is defined in Rule 12b-2 under the Exchange Act) (each, an “Affiliate”) or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such person currently has or has had, either directly or indirectly, (a) an interest in any person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or any of its Subsidiaries or (ii) purchases from or sells or furnishes to the Parent or any of its Subsidiaries any goods or services, or (b) other than as disclosed in the Parent SEC Filings, a beneficial interest in any contract or agreement to which the Parent or any of its Subsidiaries is a party or by which it may be bound or affected. Except as set forth in the Parent SEC Filings, Parent is not indebted to any officer, director or stockholder of the Parent or any “affiliate” or “associate” of any such person (each such person, a “Parent Insider”) (except for reimbursement of ordinary business expenses) and no Parent Insider is indebted to the Parent (except for cash advances for ordinary business expenses), all of which shall be paid or cancelled immediately at or prior to the Effective Time by Parent’s stockholders. Neither the Parent nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Parent or any of its Subsidiaries.

3.28 Accountants. Except for the preparation and filing of the Parent’s corporate Tax Returns, there are have been no non-audit services performed by Raich Ende Malter & Co. LLP (the “Parent Auditor”) for the Parent and/or any of its Subsidiaries, and the Parent has not taken any action or failed to take any action that would reasonably be expected to impair the independence of the Parent Auditor. The report of the Parent Auditor on the financial statements of the Parent for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion, or was qualified as to uncertainty, audit scope, or accounting principles, although it did express uncertainty as to the Parent’s ability to continue as a going concern. During the Parent’s most recent fiscal year and the subsequent interim periods, there were no disagreements with the Parent Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. None of the reportable events listed in Item 304(a)(1)(iv) or (v) of Regulation S-K occurred with respect to the Parent Auditor.

3.29 Minute Books. The minute books and other similar records of the Parent and each of its Subsidiaries contain, in all material respects, complete and accurate records of all actions taken at any meetings of directors (or committees thereof) and stockholders or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement. The Parent has provided true and complete copies of all such minute books and other similar records to the Company’s representatives.

3.30 Board Action. The Parent’s Board of Directors (a) has unanimously determined that the Merger is advisable and in the best interests of the Parent’s stockholders and is on terms that are fair to such Parent stockholders, (b) has caused the Parent, in its capacity as the sole securityholder of each Blocker Mergersub and the Acquisition Subsidiary, and the Board of Managers or Board of Directors, as applicable, of each Blocker Mergersub and the Acquisition Subsidiary, to approve the Merger and this Agreement by unanimous written consent, and (c) adopted this Agreement in accordance with the provisions of the DGCL.

3.31 Intellectual Property. The Parent does not own or license the right to use any patents, copyrights, trademarks, know-how or software, and none are or ever have been necessary for the operation of its business. To the Parent’s knowledge, the Parent is not infringing, and has never infringed, upon the intellectual property or proprietary rights of any person. There are no claims pending or, to the Parent’s knowledge, threatened alleging that the Parent is currently infringing upon or using in an unauthorized manner or violating the intellectual or proprietary rights of any person, and the Parent is unaware of any facts which would form a reasonable basis for any such claim. The Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement or contract relating to intellectual property.

3.32 Investment Company. None of the Parent, any Blocker Mergersub or Acquisition Subsidiary is as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

3.33 Foreign Corrupt Practices Act. Neither the Parent nor its Subsidiaries, nor to the Parent’s knowledge, any agent or other person acting on behalf of the Parent or its Subsidiaries, has: (a) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Parent is aware) which is in violation of law or (d) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.34 No Integrated Offering. Neither Parent nor any Affiliates of Parent, nor any person acting on the behalf of any of the foregoing, has, directly or indirectly, (a) made any offers or sales of any security or solicited any offers to purchase any security, under circumstances that would require registration of any of the shares of Parent Common Stock issuable pursuant to this Agreement under the Securities Act or cause this offering of such shares of Parent Common Stock to be integrated with prior offerings by Parent for purposes of the Securities Act or any applicable shareholder approval requirements of any authority, or (b) made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the shares to be issued in the Private Placement Offering under the Securities Act or cause Private Placement Offering to be integrated with prior offerings by the Parent for purposes of the Securities Act.

3.35 No General Solicitation. Neither the Parent, nor any of its Affiliates, nor, to the knowledge of the Parent, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the shares to be issued in the Private Placement Offering.

3.36 Application of Takeover Provisions. The Parent and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, or other similar takeover, anti-takeover, moratorium, fair price, interested shareholder or similar provision under the certificate of incorporation of the Parent or the laws of the State of Delaware to the transactions contemplated hereby, including the Merger and the Blocker Merger and the Parent’s issuance of shares of Parent Common Stock to the members of the Company and the Blocker Holders. The Parent has never adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Parent Common Stock or a change in control of the Parent.

Article IV

COVENANTS

4.1 Conduct of the Business Prior to Closing; Closing Efforts.

(a) From the date hereof to the earlier of the Closing Date or the termination of this Agreement, the Parent shall not take any of the actions specified in Section 3.9, except (i) as consented to by the Company, it being understood that the Company shall not unreasonably withhold, delay or condition its consent to any request made in accordance with this Section 4.1(a), (ii) as expressly contemplated by this Agreement or (iii) as required by law.

(b) Each of the Parties shall use its best efforts, to the extent commercially reasonable in light of the circumstances (“Reasonable Best Efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (a) its representations and warranties remain true and correct in all material respects through the Closing Date and (b) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

4.2 Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from governmental entities, and to effect all registrations, filings and notices with or to governmental entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement. The Company acknowledges it will cause the Parent, following the Effective Time, to timely complete all filings with the SEC and individual states required by Regulation D under the Securities Act with respect to the issuance of the Merger Shares and in connection with the Private Placement Offering.

(b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, if any, as are required to be listed in Section 2.4 of the Company Disclosure Schedule or otherwise required to consummate the transactions contemplated hereby.

4.3 Super 8-K. Promptly after the execution of this Agreement, the Parties shall complete a Current Report on Form 8-K relating to this Agreement and the transactions contemplated hereby (including the “Form 10 information” required by Items 2.01(f) and 5.01(a)(8) of Form 8-K and the financial statements required thereby) (the “Super 8-K”). Each of the Company and the Parent shall use its Reasonable Best Efforts to cause the Super 8-K to be filed with the SEC within four Business Days after the Closing of the transactions contemplated by this Agreement and to otherwise comply with all requirements of applicable federal and state securities laws.

4.4 Access to Company Information.

(a) During the period from the date of this Agreement to the Effective Time, the Company shall permit representatives of the Parent to have reasonable access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company.

(b) The Parent and each of its Subsidiaries (i) shall treat and hold as confidential any Company Confidential Information (as defined below), (ii) shall not use any of the Company Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “Company Confidential Information” means any information of the Company that is furnished to the Parent or any of its Subsidiaries by the Company in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of non-permitted disclosure by the Parent, any of its Subsidiaries or their respective directors, officers, or employees, (B) which, after disclosure, becomes available publicly through no fault of the Parent, any of its Subsidiaries or their respective directors, officers, or employees, (C) which the Parent or any of its Subsidiaries knew or to which the Parent or any of its Subsidiaries had access prior to disclosure, as demonstrated by competent evidence, provided that the source of such information is not known by the Parent or any of its Subsidiaries to be bound by a confidentiality obligation to the Company, or (D) which the Parent or any of its Subsidiaries rightfully obtains from a source other than the Company, provided that the source of such information is not known by the Parent or any of its Subsidiaries to be bound by a confidentiality obligation to the Company.

(c) The Company (i) shall treat and hold as confidential any Parent Confidential Information (as defined below), (ii) shall not use any of the Parent Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Parent all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “Parent Confidential Information” means any information of the Parent or any Subsidiary of the Parent that is furnished to the Company by the Parent or its Subsidiaries in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of non-permitted disclosure by the Company or their respective directors, officers, or employees, (B) which, after disclosure, becomes available publicly through no fault of the Company or their respective directors, officers, or employees, (C) which the Company knew or to which the Company had access prior to disclosure, as demonstrated by competent evidence, provided that the source of such information is not known by the Company or any Company Subsidiary to be bound by a confidentiality obligation to the Parent or any Subsidiary of the Parent or (D) which the Company rightfully obtains from a source other than the Parent or a Subsidiary of the Parent, provided that the source of such information is not known by the Company or any Company Subsidiary to be bound by a confidentiality obligation to the Parent or any Subsidiary of the Parent.

4.5 Expenses. The costs and expenses of each Party (including legal fees and expenses of such Party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party that incurred such costs and expenses, unless otherwise agreed to by such Parties. The Parties agree that $200,000 of the fees of Sichenzia Ross Ference LLP and its reasonable and documented out-of-pocket expenses related to the transactions contemplated by this Agreement shall be paid from the gross proceeds of the Private Placement Offering at the closing thereof.

4.6 Indemnification.

(a) The Parent shall not, and shall cause the Surviving Company not to, after the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the certificate of formation or the limited liability company operating agreement of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable Law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

(b) From and after the Effective Time, the Parent agrees that it will, and will cause the Surviving Company to, indemnify and hold harmless each current and former director and officer of the Company (the “Indemnified Executives”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Delaware law (and the Parent and the Surviving Company shall also advance expenses as incurred to the fullest extent permitted under Delaware law, provided the Indemnified Executive to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Executive is not entitled to indemnification).

(c) At or prior to the Effective Time, the Company shall purchase a directors’ and officers’ liability insurance “tail policy” with a claims period of six (6) years from the Closing Date, and on terms and conditions no less favorable to the Indemnified Executives that those in effect under the Company’s existing directors’ and officers’ liability insurance policy in effect on the date hereof, for the benefit of the Indemnified Executives with respect to their acts and omissions as directors and officers of the Company or its subsidiaries occurring prior to the Effective Time (such policy, the “D&O Tail Policy”).

(d) The provisions of this Section 4.6 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each Indemnified Executive, and nothing in this Agreement shall affect any indemnification rights that any such Indemnified Executive may have under the certificate of formation or the limited liability company operating agreement of the Company or any contract or instrument or applicable Law, including any contract, agreement or arrangement between the Parent, the Company, the Surviving Company or any of their respective Subsidiaries (on the one hand) and any such Indemnified Executive, any investor or third party (on the other hand). Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 4.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Executive without the consent of such Indemnified Executive.

(e) From and after the Effective Time, the Parent and the Surviving Company agree that it will, and will cause the Surviving Company to, indemnify each director and officer of the Parent listed on Schedule 4.6(d) attached hereto (the “Parent Indemnified Executives”) for actions arising out of or pertaining to actions relating to the approval of and entering into the this Agreement, the Transaction Documents, the Merger and each of the transactions contemplated by this Agreement pursuant to an agreement in the form attached hereto as Exhibit B (collectively, the “Pre-Merger Indemnity Agreements”).

(f) Parent shall obtain and purchase director and officer liability insurance (“D&O Insurance”) to be effective as of 12:01 a.m. on the Closing Date, covering the (x) the directors and officers of the Parent immediately after the Effective Time and (y) the Parent Indemnified Executives, and such D&O Insurance shall include coverage for any acts or omissions that take place on or after the Closing Date in connection with the transactions contemplated by this Agreement, and shall be maintained in effect for a period of at least six (6) years following the Effective Time.

(g) Notwithstanding anything to the contrary in this Section 4.6, from and after the Effective Time, each of the Parent and the Company agrees that any indemnification available to any Indemnified Executive who on or prior to the Closing Date was a director of the Company or any of its Subsidiaries by virtue of such Indemnified Executive’s service as a partner or employee of any investment fund affiliated with or managed by any Company Unitholder or any of such Company Unitholder’s Affiliates on or prior to the Closing Date (any such Indemnified Executive, a “Unitholder Nominated Director”) shall be secondary to the indemnification to be provided by the Parent, the Surviving Company and its Subsidiaries pursuant to this Section 4.6 and that the Parent, the Surviving Company and its Subsidiaries (i) shall be the primary indemnitors of first resort for the Unitholder Nominated Directors pursuant to this Section 4.6, (ii) shall be fully responsible for the indemnification and exculpation from liabilities with respect to the Unitholder Nominated Directors which are addressed by this Section 4.6 and (iii) shall not make any claim for contribution, subrogation or any other recovery of any kind in respect of any other indemnification or insurance available to any Unitholder Nominated Director with respect to any matter addressed by this Section 4.6.

4.7 Registration and Quotation of Shares. Promptly, but no later than sixty (60) calendar days after the final closing of the Private Placement Offering, the Parent shall (a) file a Form 211 with the Financial Industry Regulatory Authority in accordance with Rule 15(c)2-11 of the Exchange Act and (b) file, subject to customary exceptions, an appropriate registration statement with the SEC covering the resale of the Merger Shares, the Blocker Merger Shares, the Pre-Merger Shares and the shares of Parent Common Stock issued in the Private Placement Offering (the “Registrable Shares” and the “Registration Statement”). Pursuant to the terms of the registration rights agreement to be entered into in connection with the Private Placement Offering, the Parent shall take commercially reasonable efforts to ensure that (i) the Registration Statement be declared effective, and (ii) the Parent Common Stock, including the Registrable Shares, be eligible for quotation on the OTC Markets QB Tier or a national securities exchange, in each case, within one hundred and fifty (150) calendar days after the final closing of the Private Placement Offering.

4.8 Name and Fiscal Year Change. The Parent shall change its fiscal year end to December 31, such change to take effect at the Effective Time. Promptly after the Effective Time, the Parent shall amend its Certificate of Incorporation to change its corporate name to Compass Pharmaceuticals, Inc., or such other name as specified by the Company.

4.9 Parent Board; Amendment of Charter Documents. The Parent shall take such actions as are necessary (including the solicitation of approvals by the Board of Directors and the stockholders of the Parent), if the Parent has not already done so prior to the Effective Time, (a) to authorize the Parent’s Board of Directors to consist of five (5) members, the majority of whom shall be independent within the meaning of the Nasdaq Stock Market’s corporate governance rules, (b) to amend and restate its bylaws in a manner satisfactory to the Company, and (c) to amend and restate its certificate of incorporation in a manner satisfactory to the Company.

4.10 Equity Plans. As of the Effective Time, (i) the Board of Directors of Parent shall (a) adopt the equity incentive plan attached hereto as Exhibit C (the “2020 Plan”) and (ii) the stockholders of the Parent shall adopt the 2020 Plan, subject to effectiveness in accordance with Regulation 14C of the Exchange Act. The 2020 Plan shall provide for the issuance of awards covering an aggregate of up to 2,930,836 shares of Parent Common Stock. The 2020 Plan will provide that the shares of Parent Common Stock reserved for issuance will be subject to increase annually on the first day of each fiscal year beginning with the 2021 fiscal year and ending on (and including) fiscal year 2031, at the discretion of the Administrator (as such term is defined in the 2020 Plan), in an amount equal to four percent (4%) of the shares of Parent Common Stock outstanding on the last day of the immediately preceding fiscal year.

4.11 Information Provided to Members and Stockholders. The Company has prepared, with the cooperation of the Parent, information to be sent to the holders of Company Units in connection with receiving their approval of the Merger, this Agreement and related transactions (including, without limitation, a substantially complete draft of the Super 8-K), and the Parent shall prepare, with the cooperation of the Company, information to be sent to the holders of shares of Parent Common Stock in connection with receiving their approval of the Merger, this Agreement and related transactions. The Parent and the Company shall each use Reasonable Best Efforts to cause information provided to such party’s members or stockholders, as the case may be, to comply with applicable federal and state securities laws requirements. Each of the Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the information sent, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the information to be sent to the members or stockholders, as the case may be, of each Party. The Company will promptly advise the Parent, and the Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or the Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the information sent in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law. The information sent by the Company shall contain the recommendation of the Board of Directors of the Company that the holders of Company Units approve the Merger and this Agreement and the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger are advisable and fair and in the best interests of the Company and such holders. The information sent by the Parent shall contain the conclusion of the Board of Directors of the Parent that the terms and conditions of the Merger are advisable and fair and in the best interests of the Parent. Anything to the contrary contained herein notwithstanding, the Company shall not include in the information sent to its members any information with respect to the Parent or its Affiliates or associates, the form and content of which information shall not have been approved by such party in its reasonable discretion prior to such inclusion.

4.12 Change in Auditors. The Parent shall provide the Parent Auditor with a copy of the Super 8-K and shall request that the Parent Auditor furnish a letter (the “Auditor Letter”) addressed to the SEC stating whether the Parent Auditor agrees with the statements made by the Parent in the Super 8-K.

4.13 Private Placement. Each of the Company and the Parent shall take all necessary action on its part such that the issuance of the Merger Shares to Company Unitholders and the Blocker Merger Shares to Blocker Holders is exempt from registration under the Securities Act.

4.14 Failure to Fulfill Conditions. In the event that any of the Parties determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

4.15 Notification of Certain Matters. At or prior to the Effective Time, each party shall give prompt notice to the other party of (a) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (b) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

4.16 Payoff Letter. The Parent shall have delivered to the Company a payoff letter executed by the individual listed on Schedule 4.17 (the “Debt Holder”) in a form reasonably acceptable to the Company and the Debt Holder (the “Payoff Letter”) setting forth (x) the amount required to pay off the indebtedness owing to the Debt Holder, (y) upon payment of such amount, the termination of the contract with respect to such indebtedness and a release of the Parent, and (z) Debt Holder’s commitment to release all liens that the Debt Holder may hold on the Parent prior to the Closing Date or an authorization for the Parent to do so.

Article V

REPRESENTATIONS AND WARRANTIES OF EACH BLOCKER AND BLOCKER HOLDER

Each Blocker and Blocker Holder hereby severally, and not jointly, represents and warrants to Parent, as of the Closing, the following:

5.1 Organization, Qualification and Corporate Power. Each Blocker is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, and has the requisite corporate or limited liability company power to own its properties and to carry on its business as now being conducted. Each Blocker is duly qualified as a foreign corporation or limited liability company, as the case may be, to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have any material adverse effect on the ability of such Blocker to perform its obligations under this Agreement.

5.2 Authorization, Enforcement, Compliance with Other Instruments. (i) Each Blocker and Blocker Holder has the requisite power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party in accordance with the terms hereof and thereof; (ii) the execution and delivery each Blocker and Blocker Holder of each of the Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the consummation of the applicable Blocker Merger, have been duly authorized by the managers, Board of Directors or other governing body of such Blocker, and no further consent or authorization is required by such Blocker, the managers, Board of Directors or other governing body of such Blocker or such Blocker Holder; (iii) each of the Transaction Documents have been duly executed and delivered by each Blocker and Blocker Holder; and (iv) the Transaction Documents constitute the valid and binding obligations of each Blocker and Blocker Holder enforceable against such Blocker and Blocker Holder in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies and, with respect to any rights to indemnity or contribution contained in the Transaction Documents, as such rights may be limited by state or federal laws or public policy underlying such laws.

5.3 Capitalization. As of the date hereof, the authorized capital of each Blocker is set forth on Schedule 1. Schedule 1 sets forth a complete and accurate list of all securities of such Blocker and the holder thereof. All of the issued and outstanding equity interests of such Blocker are duly authorized, validly issued, fully paid, nonassessable and, effective as of the applicable Blocker Effective Time, free of all preemptive rights, and have been or will be issued in accordance with applicable laws, including but not limited to, the Securities Act. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to such Blocker.

5.4 Non-contravention. The execution, delivery and performance of each of the Transaction Documents by each Blocker and Blocker Holder, and the consummation by such Blocker and Blocker Holder of the transactions contemplated hereby and thereby including consummation of the applicable Blocker Merger in accordance with this Agreement will not (i) result in a violation of the operating agreement (or equivalent constitutive document) of such Blocker (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any contract, agreement, mortgage, indebtedness, indenture or instrument to which such Blocker is a party, except for those which would not reasonably be expected to have a material adverse effect on such Blocker to consummate the applicable Blocker Merger, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws and regulations) applicable to such Blocker or Blocker Holder or by which any property or asset of such Blocker or Blocker Holder is bound or affected, except for those which would not reasonably be expected to have a material adverse effect on such Blocker to consummate the applicable Blocker Merger. No Blocker or Blocker Holder is in violation of or in default under, any provision of its operating agreement or any other constitutive documents. Neither any Blocker nor any Blocker Holder is in violation of any term of or in default under any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to such Blocker or Blocker Holder, which violation or breach has had or would reasonably be expected to have a material adverse effect on such Blocker to consummate the applicable Blocker Merger. Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws, neither any Blocker nor any Blocker Holder is required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement or the other Transaction Documents in accordance with the terms hereof or thereof, other than the filing of the applicable Blocker Certificate of Merger with the Delaware Secretary of State. All consents, authorizations, orders, filings and registrations that any Blocker or Blocker Holder is required to obtain pursuant to the preceding sentence have been or will be obtained or effected on or prior to the Closing.

5.5 Litigation. There are no actions, suits or proceedings pending or, insofar as the Blocker Holder or Blocker has any knowledge, threatened against the Blocker Holder or Blocker, at law or in equity, by or before any governmental entity in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement or any other Transaction Document.

5.6 Blocker Operations. Each Blocker (a) has not, since the date of its incorporation, owned any assets, carried on any business or conducted any operations other than the holding, directly or indirectly, of equity securities of the Company, (b) is not and has never been a party to or otherwise bound by any contract to which the Company is not a party (other than related to issuances of equity securities to such Blocker Holder or such Blocker Holder’s ownership interest in another entity that owned Company Units), (c) does not currently have and has never had any employees or independent contractors, and (d) does not have any Subsidiaries or investments (other than the equity securities of the Company).

5.7 No Liabilities. Except under agreements with the Company in effect as of the date hereof, each Blocker has no liabilities or obligations of any nature, whether known or unknown, accrued, contingent, asserted or otherwise. No liens have been imposed on such Blocker or any of its assets or any equity securities of such Blocker.

5.8 Tax Matters.

(a) Each Blocker has filed all U.S. federal income and all other material Tax returns that it was required to file, and has paid all material Taxes (whether or not shown thereon as owing). All such Tax returns are true, correct, and complete in all material respects. Such Blocker is not currently the beneficiary of any extension of time within which to file any Tax return, other than extensions of time to file Tax returns obtained in the ordinary course of business. There are no liens for Taxes (other than Taxes not yet due or delinquent) upon any of the assets of such Blocker.

(b) Such Blocker has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) No federal, state, local, or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to such Blocker. Such Blocker has not received from any federal, state, local, or non-U.S. taxing authority any (a) written notice indicating an intent to open an audit or other review or (b) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against such Blocker.

(d) Such Blocker is not a party to any tax allocation or sharing agreement or similar contract or arrangement.

(e) Such Blocker is not nor has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(f) No federal, state, local, and foreign income Tax returns filed with respect to the Blocker for taxable periods ended on or after January 1, 2013 have been audited. Correct and complete copies of all material examination reports and statements of deficiencies assessed against or agreed to by such Blocker filed or received on or after January 1, 2013 have been delivered or made available to the Parent. Such Blocker has made available to the Parent true, correct and complete copies of all material income Tax returns filed by it after December 31, 2013.

(g) Such Blocker (a) is not and has not ever been a member of a combined, consolidated, unitary or similar Tax group, or filed a combined, consolidated, unitary or similar Tax return and (b) has no liability for Taxes of any person, under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(h) No claim has ever been made by any taxing authority or other governmental entity in writing in a jurisdiction in which such Blocker does not file Tax returns that such Blocker is or may be subject to taxation by that jurisdiction.

(i) Such Blocker will not be required to include any item of income in, or to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the applicable Blocker Effective Time as a result of any: (i) change in method of accounting or use of an improper method of accounting; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local, or non-U.S. income Tax law); (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non- U.S. Tax law); (iv) installment sale or open transaction disposition made on or prior to the Effective Time; (v) prepaid amount received on or prior to the Effective Time; or (vi) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) made or existing on or prior to the Effective Time.

(j) Since the 2012 taxable year, such Blocker has not (a) made, revoked or changed any material election for Tax purposes, (b) changed an annual accounting period for Tax purposes, (c) adopted or changed any accounting method for Tax purposes, (d) filed any amended Tax return, (e) entered into any closing agreement, (f) settled or compromised any material administrative or judicial Tax claim or assessment, (g) surrendered any claim for a refund of Taxes, or (h) consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment or in respect of any material Taxes or any material Tax return.

(k) Such Blocker is not, as of the date hereof, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(l) No private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by a governmental entity with or in respect of such Blocker.

(m) Such Blocker is and has always been properly classified as a corporation for U.S. federal, state, and local income Tax purposes.

(n) Such Blocker has never (a) owned any assets other than direct or indirect interests in the Company, any reserves held in connection with its investment therein and any cash distributed to the holders of Blocker securities, (b) reported any item of income, loss, gain, deduction or credit other than those arising from a Schedule K-1 of the Company (or similar form for U.S. state and local income Tax purposes) and any related reinvestment of proceeds therefrom, (c) engaged in any business, operations or activities other than direct or indirect investments in the Company and reinvesting its earnings therefrom, or (d) had any liability for indebtedness owing to any person. Immediately before the applicable Blocker Effective Time, such Blocker directly owns its interest in the Company.

(o) Neither such Blocker nor such Blocker Holder has taken any action, or knows of any fact or circumstance that, in each case, could reasonably be expected to prevent the applicable Blocker Merger from qualifying as a reorganization under Section 368(a) of the Code or from qualifying as a transaction that, taken together with the other Blocker Mergers and the Merger, and the issuance of Parent Common Stock pursuant to the Private Placement Offering, qualifies as a transfer of property to Parent described in Section 351 of the Code. Such Blocker Holder has not entered, on or prior to the date of the applicable Blocker Effective Time, into any binding commitment to sell, transfer, or otherwise dispose of its Parent Common Stock.

5.9 Accredited Investor. Each Blocker Holder hereby represents that such Blocker Holder (i) is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act; (ii) is acquiring the shares of Parent Common Stock solely for its own account for investment purposes, and not with a view to the distribution thereof in violation of any applicable securities laws; and (iii) is a sophisticated investor with knowledge and experience in business and financial matters such that such Blocker Holder is capable of evaluating this Agreement.

Article VI

CONDITIONS TO CONSUMMATION OF MERGER

6.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

(a) the Company shall have obtained (and shall have provided copies thereof to the Parent) the written consents of (i) all of the members of its Board of Directors and (ii) Company Unitholders necessary to approve this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the consummation of the Merger in accordance with the Company’s operating agreement and applicable law, in form and substance reasonably satisfactory to the Parent; and

(b) no legal proceeding instituted by a governmental authority shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect; and

(c) prior to the Closing, the Company and the Parent shall in the aggregate have at least $50 million in escrow in connection with the Private Placement Offering, and the conditions to the closing of such Private Placement Offering shall have been satisfied (other than the consummation of the Merger and the Blocker Mergers and those other conditions that, by their nature, will be satisfied at the Closing of the Private Placement Offering) and such amount of gross proceeds shall be unencumbered cash available to the Parent and the Surviving Company at the Effective Time (other than as expressly contemplated by this Agreement).

6.2 Conditions to Obligations of the Parent, each Blocker Mergersub and the Acquisition Subsidiary. The obligation of each of the Parent, each Blocker Mergersub and the Acquisition Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Parent) of the following additional conditions:

(a) the Company and each Blocker and Blocker Holder shall have obtained (and shall have provided copies thereof to the Parent) all other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company, except such waivers, permits, consents, approvals or other authorizations the failure of which to obtain or effect does not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(b) the representations and warranties of the Company, each Blocker and Blocker Holder set forth in this Agreement (when read without regard to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c) the Company and each Blocker and Blocker Holder shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except for such non-performance or non-compliance as does not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d) the Company shall have delivered to the Parent and the Acquisition Subsidiary a copy of each written consent received from a Company Unitholder consenting to the Merger, together with a certification from each such Company Unitholder that such person is either an “accredited investor” or not a “U.S. Person” as such terms are defined in Regulation D and Regulation S, respectively, under the Securities Act, provided the Company shall not be required to deliver such certification with respect to at most thirty-five (35) Company Unitholders;

(e) each Blocker shall have delivered to the Parent a copy of each written consent received from the applicable Blocker Holder consenting to the applicable Blocker Merger, together with a certification from each such Blocker Holder that such person is either an “accredited investor” or not a “U.S. Person” as such terms are defined in Regulation D and Regulation S, respectively, under the Securities Act, provided the Company shall not be required to deliver such certification with respect to at most thirty-five (35) Company Unitholders or Blocker Holders.

(f) the Company shall have delivered to the Parent and the Acquisition Subsidiary a certificate executed by the Chief Executive Officer of the Company to the effect that each of the conditions specified in clauses (a) through (c) of this Section 6.2 (insofar as each relates to the Company) has been satisfied in all respects;

(g) each Blocker and Blocker Holder shall have delivered to the Parent a certificate executed by an authorized officer of such Blocker and Blocker Holder, as applicable to the effect that each of the conditions specified in clauses (a) through (c) of this Section 6.2 (insofar as each related to such Blocker or Blocker Holder) has been satisfied in all respects;

(h) the Company and each Blocker shall have delivered to the Parent and the Acquisition Subsidiary a certificate executed by the Secretary of the Company or Blocker, as applicable, certifying as to (i) true, correct and complete copies of the organizational documents of the Company or Blocker, as applicable; (ii) the valid adoption of resolutions of the Board of Directors, other governing body, securityholders and members of the Company or Blocker, as applicable; and (iii) a good standing certificate of the Company from the Secretary of State of the State of Delaware dated within five (5) Business Days prior to the Closing Date;

(i) the Company shall have delivered to the Parent audited and interim unaudited financial statements of the Company pro forma in respect of the Merger, compliant with applicable SEC regulations for inclusion under Item 2.01 (f) and/or 5.01(a)(8) of Form 8-K in substantially final form;

(j) the Company shall have obtained and purchased the D&O Tail Policy and provided copies of the binders therefor to the Parent;

(k) the Company shall have delivered a certificate described in Temporary Treasury Regulations Section 1.1445-11T(d)(2)(i), dated no more than thirty (30) days prior to the Closing Date and signed by an authorized officer of the Company to certify on behalf of the Company, certifying that fifty percent or more of the value of the gross assets of the Company does not consist of U.S. real property interests, or that ninety percent or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents, as such terms are used in the relevant Temporary Treasury Regulations and related Treasury Regulations;

(l) each Blocker shall have delivered to Parent a statement validly executed by a duly authorized officer of such Blocker, that such Blocker is not, and has not been at any time during the five (5) years preceding the date of such statement, a “United States real property holding corporation”, as defined in Section 897(c)(2) of the Code, such statement in form and substance reasonably satisfactory to Parent and conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and a notice of such statement shall be delivered by the Blocker to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and

(m) the Company shall have delivered the Pre-Merger Indemnity Agreements to the Parent, duly executed by the Company.

6.3 Conditions to Obligations of the Company, each Blocker and each Blocker Holder. The obligation of the Company, each Blocker and each Blocker Holder to consummate the Merger and the Blocker Mergers is subject to the satisfaction (or waiver by the Company, such Blocker or Blocker Holder, as applicable) of the following additional conditions:

(a) the Parent shall have obtained (and shall have provided copies thereof to the Company and each Blocker Holder) the written consents of (i) all of the members of its Board of Directors, (ii) all of the members of the Board of Directors of Acquisition Subsidiary and each Blocker Mergersub, and (iii) the sole securityholder of Acquisition Subsidiary and each Blocker Mergersub, in each case to the execution, delivery and performance by each such entity of this Agreement and/or the other Transaction Documents to which each such entity is a party, in form and substance reasonably satisfactory to the Company;

(b) the Parent shall have obtained (and shall have provided copies thereof to the Company and each Blocker Holder) all of the other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Parent or any of its Subsidiaries, except for waivers, permits, consents, approvals or other authorizations the failure of which to obtain or effect does not, individually or in the aggregate, have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c) the representations and warranties of the Parent set forth in this Agreement (when read without regard to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d) each of the Parent, each Blocker Mergersub and the Acquisition Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the applicable Blocker Effective Time or the Effective Time, as applicable, except for such non-performance or non-compliance as does not have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(e) the Board of Directors of the Parent and the stockholders of the Parent shall each have adopted the 2020 Plan (such stockholder approval subject to effectiveness in accordance with Regulation 14C of the Exchange Act);

(f) the Parent shall have delivered to the Company a certificate executed by the Chief Executive Officer or President of the Parent to the effect that each of the conditions specified in clauses (a) through (d) of this Section 6.3 has been satisfied in all respects;

(g) Each of the Parent, each Blocker Mergersub and Acquisition Subsidiary shall have delivered to the Company a certificate, validly executed by the Secretary of the Parent, each Blocker Mergersub and the Secretary of the Acquisition Subsidiary, as applicable, certifying as to (i) true, correct and complete copies of its organizational documents; (ii) the valid adoption of resolutions of the board of directors and stockholders of the Parent, each Blocker Mergersub or Acquisition Subsidiary, as applicable (whereby this Agreement, the applicable Blocker Merger or Merger and the transactions contemplated hereunder were unanimously approved by the board of directors and, if requested, the requisite vote of the stockholders of Parent, each Blocker Mergersub or the Acquisition Subsidiary, as applicable); (iii) a good standing certificate from the Secretary of State of the State of Delaware dated within five (5) Business Days prior to the Closing Date; (iv) incumbency and signatures of the officers of the Parent, each Blocker Mergersub or the Acquisition Subsidiary, as applicable, executing this Agreement or any other agreement contemplated by this Agreement; and (v) a true, correct and complete list of all stockholders of Parent as of immediately prior to the Effective Time and the shares of Parent Common Stock held by each such stockholder that are then-outstanding, which shares shall equal, in the aggregate, 1,000,000 shares of Parent Common Stock;

(h) the Forfeiture Letters executed by certain stockholders of the Parent concurrently with this Agreement shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by such stockholders of the Parent;

(i) the Parent shall have delivered to the Company (i) evidence that the Parent’s Board of Directors is, as of the Effective Time, authorized to consist of five (5) individuals, (ii) evidence of the resignations of all individuals who served as directors and/or officers of the Parent as of immediately prior to the Effective Time, which resignations shall be effective as of the Effective Time, (iii) evidence of the appointment of the following five (5) persons to serve as directors immediately following the Effective Time: Thomas J. Schuetz, Phil Ferneau, Carl L. Gordon, Steven Squinto and Julie Sunderland, and (iv) evidence of the appointment of such executive officers of the Parent to serve immediately following the Effective Time as shall have been designated by the Company, including Thomas J. Schuetz as Chief Executive Officer and President and Vered Bisker-Leib as Chief Operating Officer;

(j) the Auditor Letter shall have been furnished to the Parent and the Parent shall have delivered a copy of such Auditor Letter to the Company, and the Parent Auditor shall have consented to the filing of the Auditor Letter in the Super 8-K;

(k) the Parent shall be in compliance in all material respects with all requirements of applicable securities laws, including, without limitation, the filing of reports required by the Exchange Act, and shall have taken all actions with respect thereto as shall be required or reasonably requested by the Company in connection therewith;

(l) the Parent shall have obtained and purchased the D&O Insurance and have provided copies of the binders therefor to the Company;

(m) the Parent shall have delivered to the Company the Payoff Letter duly executed by the Parent and the Debt Holder; and

(n) the Parent shall have delivered the Pre-Merger Indemnity Agreements to the Company, duly executed by the Parent and the Parent Indemnified Executives.

Article VII

DEFINITIONS

For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

Definition	Section
2020 Plan	4.10
Acquisition Subsidiary	Introduction
Agreement	Introduction
Auditor Letter	4.12
Business Day	1.2
Certificate of Merger	1.1
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Introduction
Company Common Stock	1.5(A)
Company Confidential Information	4.4(B)
Company Disclosure Schedule	Article II
Company Material Adverse Effect	2.1
Defaulting Party	8.13
Effective Time	1.1
Environmental Law	3.21(D)
Exchange Act	1.13(B)
GAAP	2.7
Indemnified Executives	4.6(B)
Merger	Recitals
Merger Shares	1.5(A)
Non-Defaulting Party	8.13
Parent	Introduction
Parent Auditor	3.28
Parent Common Stock	Recitals
Parent Confidential Information	4.4(C)
Parent Disclosure Schedule	Article III
Parent Financial Statements	3.8
Parent Form 10	3.6
Parent Material Adverse Effect	3.1
Parent Previous Filings	3.6
Parent SEC Filings	3.6
Party	Introduction
Private Placement Offering	Recitals
Purchase Price	Recitals
Reasonable Best Efforts	4.1
SEC	1.13(A)
Securities Act	1.13(A)
Subsidiary	3.5
Super 8-K	4.3
Surviving Company	1.1
Tax Returns	1.14
Taxes	1.14
Transaction Documents	2.2

Article VIII

TERMINATION

8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Merger and the Blocker Mergers may be abandoned at any time prior to the Closing only:

(a) by the mutual agreement of the Parties:

(b) by the Company or the Parent if the Closing Date shall not have occurred by the earlier of (i) five (5) business days after the date hereof or (ii) June 30, 2020 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by the Company if (i) any law shall be in effect which has the effect of making the Merger or the Blocker Mergers illegal or otherwise prohibits or prevents the consummation of the Merger or the Blocker Mergers or (ii) if the consummation of the Merger or the Blocker Mergers would violate any final and non-appealable order;

(d) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Parent contained in this Agreement such that the conditions set forth in Sections 6.3(c) and 6.3(d) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within ten (10) calendar days after written notice thereof to the Parent; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Section 6.3 for the benefit of the Company are incapable of being satisfied on or before the End Date; or

(e) by the Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Sections 6.2(b) and 6.2(c) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within ten (10) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Section 6.2 for the benefit of the Parent are incapable of being satisfied on or before the End Date;.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of the Parent, the Acquisition Subsidiary, the Blocker Mergersubs, the Blockers, the Blocker Holders or the Company, or their respective representatives, as applicable; provided, however, that each party hereto shall remain liable for any willful breaches of this Agreement, or any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of Article 8 (Miscellaneous) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article 8.

Article IX

MISCELLANEOUS

9.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or stock market rules (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in ARTICLE I concerning issuance of the Merger Shares is intended for the benefit of the Company Unitholders and (b) the provisions in Section 4.9 concerning indemnification are intended for the benefit of the Indemnified Executives and the Parent Indemnified Executives, respectively, and their respective successors and assigns.

9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior or (other than as set forth in the Transaction Documents) contemporaneous understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

9.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures delivered by fax and/or e-mail/.pdf transmission shall be sufficient and binding as if they were originals and such delivery shall constitute valid delivery of this Agreement.

9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company or the Company Unitholders:	Compass Therapeutics LLC 245 First Street, 3rd Floor Cambridge, MA 02142

Copy to (which copy shall not constitute notice hereunder):	Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Attention: Jocelyn Arel and Dan Espinoza Email: [**]

If to the Parent or the Acquisition Subsidiary (prior to the Closing):	Olivia Ventures, Inc. 2255 Glades Road, Suite 324A Boca Raton, FL 33431 Attention: Ian Jacobs, President Email: [**]

Copy to (which copy shall not constitute notice hereunder):	Sichenzia Ross Ference LLP 1185 Avenue of the Americas New York, NY 10036 Attention: Barrett S. DiPaolo Facsimile: [**] E-mail: [**]

If to any Blocker or Blocker Holder:	To such physical or electronic address set forth on Schedule 1 hereto.

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time, provided that no such amendment shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.11 Submission to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and irrevocably waives, to the fullest extent permitted by applicable Law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7. Nothing in this Section 9.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

9.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.13 Remedies; Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and agree that in the event that any Party shall fail or refuse to consummate the transactions contemplated by this Agreement or if any default under or breach of any representation, warranty, covenant or condition of this Agreement on the part of any Party (the “Defaulting Party”) shall have occurred that results in the failure to consummate the transactions contemplated by this Agreement, then in addition to the other remedies provided herein, the other Party or Parties (the “Non-Defaulting Party”) shall be entitled to seek and obtain money damages from the Defaulting Party, and shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to an order of specific performance thereof against the Defaulting Party from a court of competent jurisdiction, in each case without the requirement of posting any other bond or other type of security. In addition, the Non-Defaulting Party shall be entitled to obtain from the Defaulting Party court costs and reasonable attorneys’ fees incurred in connection with or in pursuit of enforcing the rights and remedies provided hereunder. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

9.14 Survival. The representations or warranties in this Agreement and in any certificate delivered pursuant to this Agreement shall survive the Effective Time.

9.15 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

9.16 Tax Matters.

(a) Each Blocker Holder severally, and not jointly, shall, from and after the applicable Blocker Effective Time, indemnify and hold harmless the Parent and its representatives, Affiliates, successors and assigns (each, a “Parent Indemnified Party” and, collectively, the “Parent Indemnified Parties”) from, against and in respect of any and all Losses that a Parent Indemnified Party suffers, sustains or becomes subject to as a result of, arising out of or in connection with (i) any breach of the representations of such Blocker Holder and such Blocker Holder’s Blocker(s) contained in Article V hereof, (ii) any and all Taxes (or the non-payment thereof) of such Blocker Holder’s Blocker(s) (or for which such Blocker is liable) for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”); (iii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which such Blocker Holder’s Blocker(s) (or any predecessor thereof) is or was a member on or prior to the applicable Blocker Effective Time, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local, or foreign law or regulation; (iv) any and all Taxes of any person imposed on the Blocker as a transferee or successor; by contract, indemnification agreement, or otherwise; or pursuant to any law, rule, or regulation which Taxes relate to an event, agreement or transaction occurring before the applicable Blocker Effective Time; and (v) any withholding Taxes and any transfer, documentary, sales, use, stamp, registration, or other similar Taxes incurred in connection with the Blocker Merger. “Loss” or “Losses” means any loss, liability, demand, claim, cost, damage, deficiency, Tax, penalty, judgment, fine or expense (in equity, at law, including statutory and common, or otherwise) whenever arising or incurred, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing).

(b) In the case of any Straddle Period or any other instance in which Taxes must be allocated under this Agreement, the amount of any Taxes of a Blocker allocable to the portion of the applicable Straddle Period ending at the end of the Closing Date (i) based on or measured by income, gains or receipts; sales; use; employment or withholding shall be determined based on an interim closing of the books as of the end of the Closing Date (and for such purposes the taxable period of the Company or any other pass-through entity in which such Blocker holds a beneficial interest shall be deemed to terminate as such time) and (ii) other than Taxes described in clause (i) shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending at the end of the Closing Date and the denominator of which is the number of days in such Straddle Period.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger and Reorganization as of the date first above written.

PARENT:
OLIVIA VENTURES, INC.

By:	/s/ Ian Jacobs
Name:	Ian Jacobs
Title:	Chief Executive Officer

ACQUISITION SUBSIDIARY:
COMPASS ACQUISITION LLC

By:	/s/ Ian Jacobs
Name:	Ian Jacobs
Title:	Chief Executive Officer

COMPANY:
COMPASS THERAPEUTICS LLC

By:	/s/ Thomas Schuetz
Name:	Thomas Schuetz
Title:	CEO

BLOCKERS:
BIOMATICS – COMPASS, INC.

By:	/s/ Julie Sunderland
Name:	Julie Sunderland
Title:	Managing Director

BLOCKERS:
ORBIMED PRIVATE INVESTMENTS V – KA (BLOCKER), INC.

By:	/s/ Carl L. Gordon
Name:	Carl L. Gordon
Title:	President

BLOCKERS:
CHI II BLOCKER LLC

By: Cowen Healthcare Investments II GP LLC, its manager

By:	/s/ Michael Benwitt
Name:	Michael Benwitt
Title:	General Counsel

BLOCKERS:
BBV INTERNATIONAL COMPASS, INC.

By:	/s/ Rosalie Powell
Name:	Rosalie Powell
Title:	Secretary

BLOCKER HOLDERS:
BIOMATICS CAPITAL PARTNERS, L.P.

By:	/s/ Julie Sunderland
Name:	Julie Sunderland
Title:	Managing Director

BLOCKER HOLDERS:
ORBIMED PRIVATE INVESTMENTS V – KA (FEEDER), LP

By:	/s/ Carl L. Gordon
Name:	Carl L. Gordon
Title:	Member of the Managing Member of the General Partner

BLOCKER HOLDERS:
COWEN HEALTHCARE INVESTMENTS II LP

By: Cowen Healthcare Investments II GP LLC, its general partner

By:	/s/ Michael Benwitt
Name:	Michael Benwitt
Title:	General Counsel

BLOCKER HOLDERS:
CHI EF II LP

By: Cowen Healthcare Investments II GP LLC, its general partner

By:	/s/ Michael Benwitt
Name:	Michael Benwitt
Title:	General Counsel

BLOCKER HOLDERS:
EIGHT ROADS INVESTMENTS

By:	/s/ Driaan Viljoen
Name:	Driaan Viljoen
Title:	Director

[Signature Page to Merger Agreement]

Exhibit A

Form of Amended and Restated Operating Agreement

Exhibit B

Form of Pre-Merger Indemnity Agreement

Exhibit C

Form of 2020 Equity Incentive Plan

DISCLOSURE SCHEDULE

to the

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION BY AND AMONG

OLIVIA VENTURES, INC.

COMPASS ACQUISITION LLC.

and

COMPASS THERAPEUTICS LLC
AND THE OTHER PARTIES THERETO

Dated as of June 17, 2020

[**]